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                                                      CONTACT:  Beth Kramli
                                                             (212) 445-8135
                                                           bkramli@bsmg.com
                                                           ----------------
                                                             BSMG Worldwide

                                                                 Jim Treacy
                                                             (212) 527-8604
                                                            jtreacy@tmp.com
                                                            ---------------
                                                              TMP Worldwide



                      TMP WORLDWIDE COMMENCES FINANCING

         NEW YORK, NEW YORK, April 9, 1998 -- TMP Worldwide Inc. (Nasdaq/NMS:
TMPW) today announced that it has commenced the private sale of up to an aggregate of $115 million principal amount of its Convertible Subordinated Notes due 2005. The coupon rate of the Notes and the conversion premium has not yet been determined.
The proceeds of the sale will be used to repay bank debt.

         The securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from registration requirements.

         This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.